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                    RESTATED CERTIFICATE OF INCORPORATION
                                    OF
                           MAGNA GROUP, INC.

      Pursuant to Section 245 of the Delaware General Corporation Law, the Board of Directors of Magna Group Inc., a Delaware corporation incorporated on the 9th day of December 1974 under the name FOB, CORP., hereby adopts, without vote of the stockholders of the Corporation, this Restated Certificate of Incorporation which correctly states and integrates without change the corresponding amendments to the Corporation's Certificate of Incorporation as theretofore amended or supplemented. This Restated Certificate of Incorporation supersedes the original Certificate of Incorporation and all prior amendments thereto.


                              ARTICLE 1
                              ---------
      The name of this Corporation is Magna Group, Inc.

                              ARTICLE 2
                              ---------

      The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

                              ARTICLE 3
                              ---------

      The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                              ARTICLE 4
                              ---------

      The total number of shares of stock which the Corporation shall have the authority to issue is eighty million (80,000,000) shares of Common Stock with a par value of Two Dollars ($2.00) per share; one million (1,000,000) shares of Preferred Stock with no par value per share; forty-nine thousand five hundred (49,500) shares of Class B Voting Preferred Stock with a par value of Twenty Dollars ($20.00) per share; and one million (1,000,000) shares of Class C Non-Voting Preferred Stock with a par value of Ten Cents ($0.10) per share. For purposes of this Article 4, the Preferred Stock, Class B Voting Preferred Stock and Class C Non-Voting Preferred Stock are hereinafter referred to as "Preferred Stock."

      The designations and powers, preferences, rights and the qualifications, limitations or restrictions thereof, of the Preferred Stock shall be as follows:

           (1) The Board of Directors, by adoption of an authorizing resolution, may cause the Preferred Stock to be issued from time to time in one or more series.


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           (2)   The Board of Directors, by adoption of an authorizing
     resolution, may fix the designations, powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, of each series of the Preferred Stock including but not limited to:

                 (a) The number of shares constituting the series and the series' distinctive designation;

                 (b) The time or times, price or prices, rate or rates, rights of adjustment, and other terms and conditions of redemption, if any;

                 (c) The terms, amount and conditions of a sinking fund to be used for the purchase or redemption of the Preferred Stock, if any;

                 (d) The rate or rates, time or times, preferences, relative rights of priority, and other terms and conditions of the payment of dividends, if any;

                 (e)   The date from which and the terms and
           conditions under which dividends may be cumulative, if any;

                 (f)   The rights of the holders of the Preferred
           Stock upon dissolution or liquidation of the Corporation or any distribution of the Corporation's assets, if any;

                 (g) The price or prices, rate or rates, rights of adjustment, and terms and conditions under which the Preferred Stock may be converted to or exchanged for other shares, if any; and

                 (h) Voting powers or rights in addition to those provided for by law, if any.

                              ARTICLE 5
                              ---------

      The name and mailing address of each incorporator were as follows:

      Name                                      Mailing Address
      ----                                      ---------------
      B. A. Pennington                    100 West Tenth Street
                                          Wilmington, Delaware  19801

      W. J. Reif                          100 West Tenth Street
                                          Wilmington, Delaware  19801

      R. F. Andrews                       100 West Tenth Street
                                          Wilmington, Delaware  19801

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                              ARTICLE 6
                              ---------

      The Corporation is to have perpetual existence.

                              ARTICLE 7
                              ---------

      A. The Board of Directors shall have the power to make, amend, alter, change or repeal the by-laws (except in so far as the by-laws adopted by the stockholders shall otherwise provide). Any by-laws made by the directors under the powers conferred hereby may be amended, altered, changed or repealed by the directors or by the stockholders. Notwithstanding the foregoing or anything contained in this Restated Certificate of Incorporation to the contrary, Section 11 of Article II, Sections 1 and 2 of Article III and Article VIII of the by-laws shall not be amended, altered, changed or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all shares of the Corporation's outstanding capital stock, voting together as a single class (it being understood that for purposes of this Article 7, each share of voting stock shall be entitled to the number of votes granted to it by law or pursuant to Article 4 of this Restated Certificate of Incorporation), unless such amendment, alteration, change or repeal has previously been expressly approved by the Board of Directors by the affirmative vote or consent of at least sixty-six and two-thirds percent (66-2/3%) of the number of Directors then in office.

      B. In addition to any affirmative vote required by law or otherwise, any amendment, alteration, change or repeal of the provision of this Article 7 shall require the affirmative vote of at least eighty percent (80%) of the voting power of all shares of the Corporation's outstanding capital stock, voting together as a single class (it being understood that for purposes of this Article 7, each share of voting stock shall be entitled to the number of votes granted to it by law or pursuant to Article 4 of this Restated Certificate of Incorporation), unless such amendment, alteration, change or repeal has previously been expressly approved by the Board of Directors by the affirmative vote or consent of at least sixty-six and two-thirds percent (66-2/3%) of the number of directors then in office, in which case the stockholder vote required by this Section B of Article 7 shall not apply.

                              ARTICLE 8
                              ---------

      Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

                              ARTICLE 9
                              ---------

      The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


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                              ARTICLE 10
                              ----------

      A. The number of directors to constitute the Board of Directors shall be fixed, from time to time, at not less than five (5) nor more than twenty-one (21), by resolution of the Board of Directors adopted by the vote or consent of at least sixty-six and two-thirds percent (66-2/3%) of the number of directors then in office. The directors shall be divided into three classes: Class I, Class II and Class III; and the number of directors in such classes shall be as nearly equal as possible. The term of office of the initial Class I directors expired at the annual meeting of stockholders of the Corporation in 1986; the term of office of the initial Class II directors expired at the annual meeting of stockholders of the Corporation in 1987; and the term of office of the initial Class III directors expired at the annual meeting of stockholders of the Corporation in 1988; or in each case until their respective successors were duly elected and qualified. At each annual election held after 1985 the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed and shall be elected for a term of three (3) years expiring at the third succeeding annual meeting or thereafter until their respective successors are duly elected and qualified. If the number of directors is changed, any increase or decrease in the number of directors shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

      B. Any vacancy on the Board (whether such vacancy is caused by death, resignation, or removal for cause, or is the result of a newly created directorship) shall be filled by a majority of the directors then in office. Any director elected to fill a vacancy in any class (whether such vacancy is caused by death, resignation or removal for cause, or is the result of an increase in the number of directors in such class) shall hold office for a term which shall expire with the term of the directors in such class.

      C. No director may be removed without cause from office during such director's term of office. At a meeting called expressly for that purpose, any director may be removed by the stockholders for cause by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors.

      D. Any action required or permitted to be taken by the stockholders of the Corporation shall be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such holders.

      E. In addition to any affirmative vote required by law or otherwise, any amendment, alteration, change or repeal of the provisions of this Article 10 shall require the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of the shares then entitled to vote at an election of directors, unless such amendment, alteration, change or repeal has previously been expressly approved by the Board of Directors of the Corporation by the affirmative vote or consent of at least sixty-six and two-thirds percent (66-2/3%) of the number of directors then in office, in which case the stockholder vote required by this Section E of Article 10 shall not apply.


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                              ARTICLE 11
                              ----------

      A. In addition to any affirmative vote required by law, and except as otherwise expressly provided in Section B of this Article 11, a Business Combination (as hereinafter defined) may not be consummated or effected unless such transaction shall first have received the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of capital stock of the Corporation, voting together as a single class ("Voting Stock") (it being understood that for the purposes of this Article 11, each share of the Voting Stock shall be entitled to the number of votes granted to it by law or pursuant to Article 4 of this Restated Certificate of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by or pursuant to law, this Restated Certificate of Incorporation, or any agreement.

      B. Section A of this Article 11 shall not be applicable to a Business Combination, and such Business Combination shall require only the affirmative vote (if any) as required by law or otherwise, if the Business Combination shall have been expressly approved by the Board of Directors of the Corporation by the affirmative vote or consent of at least sixty-six and two-thirds percent (66-2/3%) of the number of directors of the Corporation then in office (the "Whole Board"). In determining whether or not to approve any such Business Combination, the Board of Directors shall give due consideration to all factors the Board may consider relevant, including without limitation:

            (1) the legal and economic effects on the depositors and customers of the Corporation and its subsidiaries, on the communities and geographic areas in which the Corporation and its subsidiaries operate or are located, and on any of the businesses and properties of the Corporation and its subsidiaries; and

            (2) the adequacy of the consideration offered in relation not only to the current market price of the outstanding securities of the Corporation, but also to the current value of the Corporation in a freely negotiated transaction and the Board of Directors' estimate of the future value of the Corporation (including the unrealized value of its properties and assets) as an independent going concern.

      C. For the purposes of this Article 11 of this Restated Certificate of Incorporation:

            (1)   A "Business Combination" shall mean:

                 (a) any merger, consolidation or exchange of shares of capital stock of the Corporation or any Subsidiary (as hereinafter defined) with or into any Interested Person (as hereinafter defined) or any other corporation or entity (whether or not it is an Interested Person) which is, or after such merger, consolidation or exchange of shares would be, an Interested Person or an Affiliate (as hereinafter defined) of an Interested Person, regardless of the surviving entity;


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                 (b)   any sale, lease, exchange, mortgage, pledge,
           transfer or other disposition to or with an Interested Person or any Affiliate of any Interested Person (in a single transaction of a series of related transactions) other than in the ordinary course of business, of all or a substantial part of the assets of the Corporation or of any Subsidiary, or both;

                 (c) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Corporation or any Subsidiary (in a single transaction of a series of related transactions) other than in the ordinary course of business, of all or a substantial part of the assets of an Interested Person or any Affiliate of an Interested Person, or both;

                 (d) any issuance or transfer by the Corporation or any Subsidiary of any securities of the Corporation or any Subsidiary to an Interested Person or any Affiliate of an Interested Person (other than an issuance or transfer of securities which is effected on a pro rata basis to all stockholders of the Corporation);

                 (e) any acquisition by the Corporation or any Subsidiary, other than in the ordinary course of business, of any securities of an Interested Person or any Affiliate of an Interested Person;

                 (f) any recapitalization or reclassification of shares of any class of capital stock of the Corporation or any Subsidiary, or any merger or consolidation of the Corporation with any Subsidiary (whether or not involving an Interested Person), which transaction would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of capital stock of the Corporation (or any securities convertible into any class of such capital stock) with respect to which an Interested Person or an Affiliate of an Interested Person is the "Beneficial Owner" (as hereinafter defined);

                 (g) any merger or consolidation of the Corporation with any Subsidiary, after which the provisions of this Article 11 shall not be contained in the certificate of incorporation of the surviving entity;

                 (h) any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Person or an Affiliate of an Interested Person; or

                 (i) any agreement, contract, plan, proposal or other arrangement providing for any of the foregoing.

           (2) An "Interested Person" shall mean any individual, partnership, firm, corporation or other entity (other than the Corporation or any Subsidiary) who or which,

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     directly or indirectly, together with any of his or its Affiliates and
     Associates (as hereinafter defined), is, or at any time within the one-year period immediately prior to the date in question was, the Beneficial Owner of five percent (5%) or more of the voting power of the outstanding Voting Stock (it being understood that for purposes of this Article 11, each share of the Voting Stock shall be entitled to the number of votes granted to it by law or pursuant to Article 4 of this Restated Certificate of Incorporation).

           (3) A "Subsidiary" shall mean any corporation, of which a majority of its capital stock is directly or indirectly owned by the Corporation.

           (4) The term "Beneficial Owner" shall have the meaning ascribed to such term by Rule 13d-3 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as in effect on February 1, 1985.

           (5) The terms "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as in effect on February 1, 1985.

     D. Any amendment, alteration, change or repeal of the provisions of this Article 11 shall, in addition to any affirmative vote required by law or otherwise, require the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the Voting Stock (it being understood that for purposes of this Article 11, each share of the Voting Stock shall be entitled to the number of votes granted to it by law or pursuant to Article 4 of this Restated Certificate of Incorporation), unless such amendment, alteration, change or repeal has previously been expressly approved by the Board of Directors of the Corporation by the affirmative vote or consent of at least sixty-six and two-thirds percent (66-2/3%) of the Whole Board, in which case the stockholder vote required by this Section D of Article 11 shall not apply.

                              ARTICLE 12
                              ----------

     A.    Elimination of Certain Liability of Directors.  A director of the
           ---------------------------------------------
Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     B.    Indemnification and Insurance.
           -----------------------------

           (1)   Right to Indemnification.  Each person who was or is made a
                 ------------------------
party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or

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agent of the Corporation or is or was serving at the request of the
Corporation as a director, officer, employee or agent of another corporation or of a banking association, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis for such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection herewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (2) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expense incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, make payments of expenses incurred in defending a proceeding in advance of its final disposition to employees and agents of the Corporation and persons who serve as directors, officers, employees or agents of another corporation, or of a banking association, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, subject to the requirements set forth in this Section and upon such terms and conditions as the Board of Directors deems appropriate.

            (2)   Right of Claimant to Bring Suit.  If a claim under
                  -------------------------------
paragraph (1) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or the stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable

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standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or the stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

            (3)   Non-Exclusivity of Rights.  The right to indemnification
                  -------------------------
and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

            (4)   Insurance.  The Corporation may maintain insurance, at its
                  ---------
expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, banking association, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.


      IN WITNESS WHEREOF, Magna Group, Inc. has cause this Restated Certificate of Incorporation to be signed by G. Thomas Andes, its Chairman of the Board and Chief Executive Officer, and attested by Carolyn B. Ryseff, its Secretary, this 16th day of July, 1997.


                                       MAGNA GROUP, INC.



                                   By: /s/ G. Thomas Andes
                                       ----------------------------------------
                                       G. Thomas Andes, Chairman of the Board
                                       and Chief Executive Officer

Attest:


  /s/ Carolyn B. Ryseff
------------------------------
Carolyn B. Ryseff, Secretary

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